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                                                                    EXHIBIT 10.8

                                 May 20, 1999


Mr. Richard Wilkes
Millennium
4635 SouthWest Freeway
10th Floor
Houston, TX 77027


     Re:  Employment with IMX

Dear Richard:

     I am pleased to offer you a position with IMX, Inc. (the "Company"). This letter sets forth what will be the terms and conditions of our employment relationship, as well as our understanding with respect to any termination of that employment relationship, if you decide to join us.

     1.   POSITION AND DUTIES:  You will be employed by the Company as its
          -------------------
President and Chief Executive Officer, commencing on May 1, 1999 (the "Commencement Date"). You accept employment with the Company on the terms and conditions set forth in this Agreement, and you agree to devote your full business time, energy and skills to your duties at the Company except for the time required to attend to your personal investments and the time required to attend to the matters set forth on Exhibit A attached hereto, provided that neither such activity materially interferes with your duties as President and Chief Executive Officer of the Company. These duties shall include, but not be limited to, any duties consistent with your position, as well as any other duties that may be assigned to you from time to time by the Company's Board of Directors (the "Board"). Subject to the foregoing, you may, with the approval of the Board, engage in activities on behalf of nonprofit corporations, serve on the boards of directors of other companies and engage in other reasonable activities that are not in competition with the Company. The Company will use its best efforts to have you elected to the Board during the term of your employment, and you agree that upon the termination of your employment for any reason you shall promptly resign from the Board.

     2.   TERM OF EMPLOYMENT:  Your employment with the Company is for an
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initial term of one (1) year from the Commencement Date, and shall continue thereafter until terminated by you or the Company, which either party may do at any time, with or without cause. Upon the termination of your employment, neither you nor the Company shall have any further obligation or liability to the other, except as set forth in Paragraphs 4 and 5 below.

     3.   COMPENSATION:  You will be compensated by the Company for your
          ------------
services as follows:

          (a)  Salary:  You will be paid a monthly salary of $33,333.33
               ------
($400,000.00 on an annualized basis), less applicable withholding, in accordance with the Company's normal
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Mr. Richard Wilkes
May 20, 1999
Page Two

payroll procedures. Your salary will be reviewed by the Board on an annual basis, and may be subject to adjustment upward, but not downward (except in proportion to any across-the-board salary reduction taken by all of the Company's executive officers), based upon various factors including, but not limited to, your performance and the Company's profitability. Subject to the foregoing, any adjustment to your salary shall be in the sole discretion of the Board.

          (b)  Bonus:  In the event the Company closes its initial public
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offering within 12 months of the commencement of your employment, you will receive a bonus of $50,000, less applicable withholding.

          (c)  Benefits:  You will have the right, on the same basis as other
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executive employees of the Company, to participate in and to receive benefits under the Company's medical, dental, disability or other group insurance plans, as well as under any and all of the Company's present of future benefit plans made available to executive employees, including, without limitation, the Company's vacation and business expense reimbursement policies.

          (d)  Relocation Expenses:  You will be reimbursed for your reasonable
               -------------------
expenses (as described in Exhibit B attached hereto) in relocating from Texas to northern California up to $75,000 upon the presentation of appropriate supporting documentation. You will be required to reimburse the Company for all relocation/moving expenses paid on your behalf if you voluntarily terminate your employment with the Company or are terminated for cause within one year of the date of this Agreement. You shall not be required to reimburse the Company in the event that your notice of voluntary termination occurs at a time when the Company is in material breach of its obligations hereunder.

          (e)  Stock Options:  Subject to the approval of the Company's Board of
               -------------
Directors:

               (i) you will be granted one or more option(s) to purchase 1,294,279 shares of Common Stock of the Company (the "First Option(s)"). The shares subject to the First Option(s) shall vest over a four-year period as follows: twenty-five percent (25%) of the total shares upon the first anniversary of the Commencement Date and 1/48th of the total shares per full month of employment thereafter; and

               (ii) you will be eligible to receive additional grants for one or more option(s) to purchase up to 647,139 additional shares of Common Stock of the Company (the "Second Option(s)") upon the attainment by you and the Company of certain milestones during your employment to be reasonably agreed to by you and the Board within 30 days of the Commencement Date. The shares subject to the Second Option(s) shall vest with respect to 1/8 of the total shares upon the six month anniversary of the Commencement Date and 1/48th of the total shares per full month of employment thereafter.
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Mr. Richard Wilkes
May 20, 1999
Page Three

The First and Second Option shares shall be treated as incentive stock options to the maximum extent permitted under section 422 of the Internal Revenue Code, applicable securities and other laws and relevant Company documents applicable to the issuance of its stock, including but not limited to the Company's 1996 Stock Option Plan. The exercise price of the First and Second Option(s) shall be the fair market value at the time of the grant of the Option(s) as determined by the Company's Board of Directors, which fair market value is currently estimated as $0.35 per share. The foregoing Option(s) is (are) further subject to: i) the terms of the Company's standard Stock Option Agreement; and, ii) the Company's ability to obtain necessary waivers, amendments, shareholder approvals or board approvals required under applicable Company documents, for issuance of the Option(s) and/or avoidance of preferred shareholder anti-dilution or first refusal rights, including but not limited to: Section 3 of the Third Amended and Restated Certificate of Incorporation and Sections 7 and 9 of the Third Amended and Restated Investor Rights Agreement.

     4.   BENEFITS UPON VOLUNTARY TERMINATION:   In the event that you
          -----------------------------------
voluntarily resign from your employment with the Company, or in the event that your employment terminates as a result of your death or disability (including your inability to return to work after exhausting available leave time for your own serious health condition under the federal Family and Medical Leave Act ), you shall be entitled to no compensation or benefits from the Company other than those earned under Paragraph 3 through the date of your termination. You agree that in the event you voluntarily terminate your employment with the Company for any reason, you shall provide the Company with at least one months' written notice of your termination. The Company may elect to waive all or any part of such notice period and accept your voluntary termination at an earlier date.

     5.   BENEFITS UPON OTHER TERMINATION:   In the event your employment is
          -------------------------------
terminated by the Company for the reasons set forth below, you shall be entitled to the following:

          (a)  Termination for Cause:  If your employment is terminated by the
               ---------------------
Company for cause as defined below, you shall be entitled to no compensation or benefits from the Company other than those earned under Paragraph 3 through the date of your termination.

     For purposes of this Agreement, any of the following events shall constitute "cause": (i) theft, dishonesty, or falsification of any employment or company records; (ii) improper disclosure of the Company's confidential or proprietary information in a manner constituting a material breach of the Confidentiality Agreement referred to in Paragraph 7 below; (iii) any willful action by you (other than in accordance with the instructions of the Board of Directors of the Company), or any act of gross negligence by you, which has a material detrimental effect on the Company's reputation or business; (iv) your failure or inability to perform any reasonable assigned duties that
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Mr. Richard Wilkes
May 20, 1999
Page Four

are within the scope of your position, after notice from the Company of, and a reasonable opportunity to cure, such failure or inability; (v) any material breach of this Agreement, which breach is not cured within ten (10) days following written notice of such breach; or (vi) your conviction for any criminal act which impairs your ability to perform your duties under this Agreement.

          (b)  Termination for Other than Cause:  If your employment is
               --------------------------------
terminated by the Company for any reason other than cause within one year of the Commencement Date, you will be entitled to a lump-sum severance payment equal to the greater of 6 months' salary or salary which would be due and owing for the remainder of the initial term of this Agreement, payable within 30 days after the date of termination and subject to applicable withholding. In addition, if your employment is terminated by the Company for any reason other than cause within six months of the Commencement Date, vesting in the First Option(s) referenced in Paragraph 3(e) shall be accelerated such that you will be immediately vested in 1/48th of the total shares subject to the Option(s) for each full month of employment. In addition to any severance payments and accelerated vesting to which you are entitled under this subsection, you shall also be entitled to receive any compensation and benefits which you earn under Paragraph 3 through the date of your termination.

     6.   EXCLUSIVE REMEDY:   We agree that the compensation described in
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Paragraph 5 shall be your sole and exclusive remedy in the event that the
Company terminates your employment, and you shall be entitled to no other compensation for any damage or injury arising out of the termination of your employment by the Company. The provisions of this Paragraph 6 shall not affect any obligation of the Company to indemnify you against certain liabilities, costs or expenses arising from your position as an officer or director of the Company, whether arising under the Certificate of Incorporation, bylaws or otherwise.

     7.   CONFIDENTIAL AND PROPRIETARY INFORMATION:   As a condition of your
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employment with the Company, you will be required to execute a Confidentiality
Agreement concerning your obligations to protect the Company's confidential and proprietary information.

     8.   DISPUTE RESOLUTION:   In the event of any dispute or claim relating to
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or arising out of our employment relationship or this Agreement (including, but not limited to, any claims of breach of contract, wrongful termination discrimination or harassment under any state or federal statute or common law), we each waive our respective rights to have any such claims or disputes tried by a judge or jury and agree that all such disputes shall be exclusively and finally resolved by binding arbitration conducted by the American Arbitration Association ("AAA") in California, unless otherwise agreed to in writing by the parties. We specifically agree that an arbitrator may be appointed under an expedited process and shall have full authority to order
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Mr. Richard Wilkes
May 20, 1999
Page Five

injunctive relief in the event of a claim relating to the misappropriation or misuse of intellectual property.

     9.   ATTORNEYS' FEES:  The prevailing party shall be entitled to recover
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from the losing party its attorneys' fees and costs incurred in any action brought to enforce any right arising out of this Agreement. If neither party is the "prevailing" party in such action, attorneys' fees and costs shall be paid as provided by the Arbitrator(s).

     10.  INTERPRETATION:  This Agreement shall be interpreted in accordance
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with and governed by the laws of the State of California.

     11.  ASSIGNMENT:  In view of the personal nature of the services to be
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performed under this Agreement by you, you shall not have the right to assign or transfer any of your rights, obligations or benefits under this Agreement.

     12.  ENTIRE AGREEMENT:  This letter constitutes the entire Agreement
          ----------------
between you and the Company regarding the terms and conditions of your employment, and it supersedes all prior negotiations, representations or agreements between you and the Company regarding your employment, whether written or oral.
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Mr. Richard Wilkes
May 20, 1999
Page Six

     13.  MODIFICATION:   This Agreement may only be modified or amended by a
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supplemental written agreement signed by you and a member of the Board.

     Richard, we are truly looking forward to working with you at IMX. Please sign this letter on the space provided below to acknowledge your acceptance of the terms of this Agreement.

                                             Sincerely,

                                             IMX, INC.



                                             John Hummer
                                             Chairman, Board of Directors


     I agree to and accept employment with IMX, Inc. on the terms and conditions set forth in this Agreement.


Date:  _______________

                                    _______________________________________
                                    Richard Wilkes
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Mr. Richard Wilkes
May 20, 1999
Page Seven


                                  EXHIBIT A

GMI Group Millennium, L.P.        Co-managing partner and more than 10% equity
                                  holder. GMI is a third-party provider of mortgage-related products and services.

M2R, LLC Owner (99%). M2R owns four rental properties in Houston

Home Partnership I                Managing Partner and more than 10% owner HPI
                                  owns two rental properties in Houston.

Finet Holdings, Inc.              Director and less-than-1% shareholder Finet
                                  is a publicly-traded business-to-consumer e-commerce mortgage originator.

Casa Confia Holdings, LLC         Director and 10% shareholder. Casa Confia is
                                  a company formed to market homes in Mexico to U.S. residents of Mexican origin.

Auction Marketing Services        Owner. This dba auction model home furniture
                                  and accessories for homebuilders. Wilkes has no active involvement in the company and expects to convey 90% of his interest to the manager of the business in 1999

Unit 1010, Lamar Tower, Houston   Owner. This is a rental property.
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Mr. Richard Wilkes
May 20, 1999
Page Eight


                                  EXHIBIT B

      For purposes of this Agreement, "relocation expenses" include the following expenses incurred by you:

1. Expenses incurred in connection with the sale of your residence located at 289 Bryn Mawr Circle, Houston, Texas, including real estate commissions and customary expenses of sale and closing costs;

2. Customary closing costs incurred by you in the purchase of a new home in California;

3. Packing, unpacking, moving, storage and travel costs incurred by you and your family in connection with your move to California.

4. Vehicle and air transportation costs incurred by you in connection with your move to California;

5. Mortgage payments incurred by you on your Houston residence after the date of this Agreement until the sale of your house at 289 Bryn Mawr Circle, Houston, Texas; and

6.    Miscellaneous costs not to exceed $2,500.00.